                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                         (AMENDMENT NO. _____________)*

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              AmericasDoctor, Inc.
                       (formerly AmericasDoctor.com, Inc.)
--------------------------------------------------------------------------------
                                (Name of Issuer)

                Class A Common Stock, par value $0.001 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                 Not Applicable
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 Mark H. Swartz
                            Executive Vice President
                             Tyco International Ltd.
                         The Zurich Centre, Second Floor
                                90 Pitts Bay Road
                             Pembroke HM 08, Bermuda
                                 (441) 292-8674

                                 With copies to:

    Meredith B. Cross                                    Fati Sadeghi
Wilmer, Cutler & Pickering                          Senior Corporate Counsel
   2445 M Street, N.W.                          c/o Tyco International (US) Inc.
  Washington, D.C. 20037                                 One Tyco Park
     (202) 663-6000                                    Exeter, NH 03833
                                                        (603) 778-9700
--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_| Rule 13d-1(b)
      |_| Rule 13d-1(c)
      |X| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. Not Applicable              13G                     PAGE 2 OF 11 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON                            Tyco International Ltd.
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON   Not applicable

--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Bermuda
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          416,667
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       416,667
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    416,667
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |X|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    10.8%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP NO. Not Applicable              13G                     PAGE 3 OF 11 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON                          Tyco Capital Holdings Ltd.
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON   Not applicable

--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Bermuda
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          416,667
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       416,667
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    416,667
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |X|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    10.8%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP NO. Not Applicable              13G                     PAGE 4 OF 11 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON                            Tyco Capital Ltd.
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON   Not applicable

--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Bermuda
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          416,667
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       416,667
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    416,667
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |X|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    10.8%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP NO. Not Applicable              13G                     PAGE 5 OF 11 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON                          Tyco Capital Holding, Inc.
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON    Not applicable

--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Nevada
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          416,667
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       416,667
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    416,667
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |X|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    10.8%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP NO. Not Applicable              13G                     PAGE 6 OF 11 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON                            CIT GROUP INC.
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON   65-1051227

--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Nevada
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          416,667
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       416,667
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    416,667
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |X|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    10.8%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP NO. Not Applicable              13G                     PAGE 7 OF 11 PAGES
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON              The CIT Group/Equity Investments, Inc.
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON           Not applicable

--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    New Jersey
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          416,667
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       416,667
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    416,667
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |X|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    10.8%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13G

ITEM 1. (a)       NAME OF ISSUER:

                  AmericasDoctor, Inc. (formerly AmericasDoctor.com, Inc.) ("AmericasDoctor")

        (b)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  1325 Tri-State Parkway, Suite 300, Gurnee, Illinois 60031

ITEM 2. (a)       NAMES OF PERSONS FILING:

                  Tyco International Ltd.
                  Tyco Capital Holdings Ltd.
                  Tyco Capital Ltd.
                  Tyco Capital Holding, Inc.
                  CIT Group Inc.
                  The CIT Group/Equity Investments, Inc.

        (b)       ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                  Tyco International Ltd.
                  The Zurich Centre, Second Floor
                  90 Pitts Bay Road
                  Pembroke HM 08, Bermuda

                  Tyco Capital Holdings Ltd.
                  The Zurich Centre, Second Floor
                  90 Pitts Bay Road
                  Pembroke HM 08, Bermuda

                  Tyco Capital Ltd.
                  The Zurich Centre, Second Floor
                  90 Pitts Bay Road
                  Pembroke HM 08, Bermuda

                  Tyco Capital Holding, Inc.
                  One Tyco Park
                  Exeter, New Hampshire  03833

                  CIT Group Inc.
                  1211 Avenue of the Americas
                  New York, New York  10036

                  The CIT Group/Equity Investments, Inc.
                  44 Whippany Road, Suite 140
                  Morristown, New Jersey  07960

        (c)       CITIZENSHIP:

                  Tyco International Ltd. - Bermuda
                  Tyco Capital Holdings Ltd. - Bermuda
                  Tyco Capital Ltd. - Bermuda

                  Tyco Capital Holding, Inc. - Nevada
                  CIT Group Inc. - Nevada
                  The CIT Group/Equity Investments, Inc. -  New Jersey

        (d) TITLE OF CLASS OF SECURITIES: Class A Common Stock, par value $0.001 per share ("Common Stock")

        (e)       CUSIP NUMBER:  Not applicable.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO ss.ss.240.13d-l(b) OR 240.13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

        (a) |_| Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

        (b)       |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                  78c);

        (c) |_| Insurance company as defined in section 3(a)(1 9) of the Act (15 U.S.C. 78c);

        (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

        (e) |_| An investment adviser in accordance with ss.240.13d-l(b)(1)(ii)(E);

        (f) |_| An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

        (g) |_| A parent holding company or control person in accordance with ss. 240.13d-1 (b)(1)(ii)(G);

        (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

        (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

        (j)       |_| Group, in accordance with ss.240.13d-l(b)(1)(ii)(J).

ITEM 4. OWNERSHIP

        (a) Amount beneficially owned: 416,667 shares of Common Stock through the ownership of 207,500 shares of Series A-6 Preferred Stock and 209,167 shares of Series A-7 Preferred Stock of AmericasDoctor, all of which are convertible into Common Stock on a 1:1 basis.

        (b)       Percent of class: 10.8%

        (c) Tyco International Ltd., Tyco Capital Holdings Ltd., Tyco Capital Ltd., Tyco Capital Holding, Inc., CIT Group Inc., and The CIT Group/Equity Investments, Inc. (the "Reporting Persons") have shared voting and dispositive power as to 416,667 shares of Common Stock through their ownership of AmericasDoctor's Series A-6 and Series A-7 Preferred Stock that is convertible into Common Stock on a 1:1 basis. This beneficial ownership interest represents 10.8% of AmericasDoctor's outstanding Common Stock. The total number of shares outstanding is 3,430,043, as of December 31, 2001. None of the Reporting Persons has sole voting or dispositive power.

                  The CIT Group/Equity Investments, Inc. directly holds the Series A-6 and Series A-7 Preferred Stock of AmericasDoctor. The CIT Group/Equity Investments, Inc. is a direct wholly owned subsidiary of CIT Group Inc. and an indirect wholly owned subsidiary of Tyco Capital Holding, Inc., Tyco Capital Ltd., Tyco Capital Holdings Ltd., and Tyco International Ltd. CIT Group Inc. is a direct wholly owned subsidiary of Tyco Capital Holding, Inc. and an indirect wholly owned subsidiary of Tyco Capital Ltd., Tyco Capital Holdings Ltd., and Tyco International Ltd. Tyco Capital Holding, Inc. is a direct wholly owned subsidiary of Tyco Capital Ltd. and an indirect wholly owned subsidiary of Tyco Capital Holdings Ltd. and Tyco International Ltd. Tyco Capital Ltd. is a direct wholly owned subsidiary of Tyco Capital Holdings Ltd. and an indirect wholly owned subsidiary of Tyco International Ltd. Tyco Capital Holdings Ltd. is a direct wholly owned subsidiary of Tyco International Ltd.

                  The Reporting Persons may be deemed to be members of a "group" within the meaning of Section 13(g)(3) of the Securities Exchange Act of 1934 with the other holders of AmericasDoctor's Series A Preferred Stock (the "Other Investors") by virtue of Amendment No. 1 to Investor Rights Agreement, Waiver and Consent, dated as of March 28, 2000, pursuant to which The CIT Group/Equity Investments, Inc. and the Other Investors have agreed to vote their Series A Preferred Stock for certain directors. The Reporting Persons disclaim beneficial ownership of the Common Stock held indirectly by the Other Investors. The filing of this Amendment shall not be construed as an admission that the Reporting Persons are the beneficial owners of the 4,575,954 shares of Common Stock that the

                  Other Investors have the right to acquire upon conversion of their Series A Preferred Stock or that the Reporting Persons and any of such Other Investors constitute such a person or group. The Reporting Persons are not responsible for the accuracy of any information filed by any of the Other Investors.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

See Exhibit 99.1 to this filing.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10. CERTIFICATIONS

Not applicable.

                                   SIGNATURES

      After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


                                        TYCO INTERNATIONAL LTD.

                                        By:       /s/ Mark H. Swartz
Date:  February 14, 2002                         -------------------------------
                                        Name:    Mark H. Swartz
                                        Title:   Executive Vice President and
                                                 Chief Financial Officer


                                        TYCO CAPITAL HOLDINGS LTD.

                                        By:       /s/ Glen J. Miskiewicz
Date:  February 14, 2002                         -------------------------------
                                        Name:    Glen J. Miskiewicz
                                        Title:   President


                                        TYCO CAPITAL LTD.

                                        By:       /s/ Mark H. Swartz
Date:  February 14, 2002                         -------------------------------
                                        Name:    Mark H. Swartz
                                        Title:   Vice President


                                        TYCO CAPITAL HOLDING, INC.

                                        By:       /s/ Mark H. Swartz
Date:  February 14, 2002                         -------------------------------
                                        Name:    Mark H. Swartz
                                        Title:   Vice President


                                        CIT GROUP INC.

                                        By:       /s/ Mark H. Swartz
Date:  February 14, 2002                         -------------------------------
                                        Name:    Mark H. Swartz
                                        Title:   Vice President


                                        THE CIT GROUP/EQUITY INVESTMENTS, INC.

                                        By:       /s/ Mark H. Swartz
Date:  February 14, 2002                         -------------------------------
                                        Name:    Mark H. Swartz
                                        Title:   Vice President

                                  EXHIBIT INDEX

EXHIBIT NO.       DESCRIPTION

99.1              Item 8 Exhibit

99.2              Agreement of Joint Filing